                       [LOGO OF ARMSTRONG APPEARS HERE]


To all Armstrong shareholders:

     You are cordially invited to attend the 1998 Annual Meeting of the Shareholders to be held at the principal office of the Company, Armstrong House North, Liberty and Charlotte Streets, Lancaster, Pennsylvania, on Monday, April 27, 1998, at 10:00 a.m., local time.

     As described in the accompanying proxy statement, you are being asked to elect five directors to the Company's Board of Directors and to act on other business that may properly come before the meeting.

     Please carefully review the proxy statement and then complete and execute your proxy and return it promptly to the Company's independent judges of election and vote tabulators, ChaseMellon Shareholder Services, L.L.C. The vote of each shareholder is important to the Board of Directors. We appreciate your time and attention to this letter and the accompanying proxy statement.

                                            Sincerely yours,

                                            /s/ George A. Lorch

                                            George A. Lorch
                                            Chairman and Chief Executive Officer


March 16, 1998

                        ARMSTRONG WORLD INDUSTRIES, INC.

                             Lancaster, Pennsylvania

                     NOTICE OF ANNUAL SHAREHOLDERS' MEETING


     The Annual Meeting of the Shareholders of Armstrong World Industries, Inc., will be held, in accordance with a resolution of the Board of Directors adopted pursuant to the bylaws of the Company, on Monday, April 27, 1998, at 10:00 a.m., local time, at the principal office of the Company, Armstrong House North, Liberty and Charlotte Streets, Lancaster, Pennsylvania, U.S.A., for the following purposes:

     . To elect two directors for terms expiring in 2000 and three directors for terms expiring in 2001 and

     . To transact such other business as may properly come before the meeting.

     Only holders of Common Stock of record on the books of the Company at the close of business on February 20, 1998, will be entitled to vote at the meeting.

     The Board's nominees for directors are set forth in the accompanying proxy statement.

     Your vote is important. Please mark, date and sign your proxy and promptly mail it in the enclosed envelope to the Company's independent judges of election and vote tabulators, ChaseMellon Shareholder Services, L.L.C.

     THE ENCLOSED PROXY, WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY, CAN BE RETURNED IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.


                                            Deborah K. Owen
                                            Senior Vice President, Secretary
                                            and General Counsel



March 16, 1998

                       ARMSTRONG WORLD INDUSTRIES, INC.
                         Liberty and Charlotte Streets
                              Lancaster, PA 17603

                                PROXY STATEMENT

     Proxies in the accompanying form are being solicited by the Board of Directors of the Company for use at the Annual Meeting of the Shareholders on Monday, April 27, 1998. The proxy statement and the form of proxy are being mailed to shareholders commencing on or about March 16, 1998.

     Only holders of Common Stock of record on the books of the Company at the close of business on February 20, 1998 (the "Record Date"), will be entitled to vote at the meeting. On the Record Date, there were 40,072,719 shares of Common Stock of the Company outstanding.

     If a shareholder participates in the Company's Automatic Dividend Reinvestment Plan, the proxy sent to each shareholder will represent the number of shares registered in the shareholder's name and the number of shares, including fractional shares, credited to the shareholder's Automatic Dividend Reinvestment Plan account.

     Holders of Common Stock of record as of the close of business on the Record Date, or their proxies, are entitled to one vote per share and to cumulative voting rights in the election of directors. Under cumulative voting, a shareholder, or the shareholder's proxies, may vote the number of shares owned by the shareholder for as many persons as there are directors to be elected, or may cumulate such votes and give to one or distribute among the nominees as many votes as shall equal the total number of directors to be elected multiplied by the number of the shareholder's shares. The nominees receiving the greatest number of votes will be elected directors.



                              ELECTION OF DIRECTORS

     On July 28, 1997, David W. Raisbeck was elected by the Board to be a director. Effective January 1, 1998, E. Allen Deaver retired after almost ten years of service as a director. On February 23, 1998, the Board increased the stated number of directors and elected John A. Krol and David M. LeVan as directors. Effective upon conclusion of the Board of Directors' meeting immediately following the Annual Meeting of the Shareholders to be held April 27, 1998, J. Phillip Samper will retire after 13 years of service as a director. Accordingly, the Board has nominated for election as directors John A. Krol and David W. Raisbeck for terms expiring in 2000, and David M. LeVan, James E. Marley and Jerre L. Stead for terms expiring in 2001.

     The Company has been advised by persons named in the accompanying proxy that they intend to vote pursuant to the proxy for the election of the following persons and, if necessary, to exercise cumulative voting rights to secure the election of as many as possible of the following nominees: John A. Krol, David
M. LeVan, James E. Marley, David W. Raisbeck and Jerre L. Stead. Each individual nominated for election as a director of the Company has agreed to serve if elected. However, the Company is informed that in the event of the refusal or inability of any nominee for director to serve, the persons named in the accompanying form of proxy intend to vote at the meeting pursuant to the proxy for the election of such other person, if any, as may be nominated by the Board of Directors, subject to the right of the persons named in the proxy to exercise cumulative voting rights as described above.

                     ------------------------------------
                     NOMINEES FOR TERMS TO EXPIRE IN 2000
                     ------------------------------------


JOHN A. KROL
Chairman of the Board
E.I. du Pont de Nemours and Company

Member--Board Affairs and Governance Committee and Management Development and Compensation Committee

Director since February 1998    Age 61

[PHOTO APPEARS HERE]

Mr. Krol is a graduate of Tufts University where he also received a master's degree in chemistry. In 1997, he became Chairman of the Board of DuPont (chemicals, fibers, petroleum, life sciences and diversified businesses), which he joined in 1963, and where he has also served as Chief Executive Officer (1995-1998), President (1995-1997), Vice Chairman (1992-1995), and Senior Vice
President of DuPont Fibers (1990-1992). He is a director of Mead Corporation, J.P. Morgan & Co., the National Association of Manufacturers, the Delaware Art Museum, and Catalyst. Mr. Krol also serves on the Boards of Trustees of the Tufts University and the University of Delaware and is a member of The Business Council.

DAVID W. RAISBECK
Executive Vice President and President, Trading Sector, Cargill, Incorporated

Member--Audit Committee and Finance Committee

Director since 1997    Age 48

[PHOTO APPEARS HERE]

Mr. Raisbeck is a graduate of Iowa State University and the executive MBA program at the University of Southern California. He joined Cargill, Incorporated (agricultural trading and processing businesses), in 1971 and has held a variety of merchandising and management positions focused primarily in the commodity and the financial trading businesses. Mr. Raisbeck was elected President of Cargill's Trading Sector in June 1993, a director of Cargill's Board in August 1994 and Executive Vice President in August 1995. He is also executive supervisor of Cargill Human Resources and a member of the Executive Committee and Human Resources Committee of the Cargill Board. Mr. Raisbeck is a member of the Chicago Mercantile Exchange, Minneapolis Grain Exchange and the Commodity Marketing Exchange in New York City. He is a governor of the Iowa State University Foundation.


                     ------------------------------------
                     NOMINEES FOR TERMS TO EXPIRE IN 2001
                     ------------------------------------

DAVID M. LeVAN
Chairman, President and Chief Executive Officer Conrail, Inc.

Member--Board Affairs and Governance Committee and Management Development and Compensation Committee

Director since February 1998    Age 52

[PHOTO APPEARS HERE]

Mr. LeVan is a graduate of Gettysburg College and the Harvard University Advanced Management Program. Since May 1996, he has served as Chairman, President and Chief Executive Officer of Conrail (rail freight transportation), which he joined in 1978, and where he has also served as Chief Operating Officer (1994-1996), Executive Vice President (1993-1994), and in various Senior Vice President positions (1990-1993). He is a Certified Public Accountant. Mr. LeVan is a member of the Board of Trustees of Gettysburg College and a member of the Board of Education for the School District of Philadelphia.

                     ------------------------------------
                     NOMINEES FOR TERMS TO EXPIRE IN 2001
                     ------------------------------------

JAMES E. MARLEY
Chairman of the Board
AMP Incorporated

Member--Audit Committee (Chairman) and Finance Committee

Director since 1988       Age 62

[PHOTO APPEARS HERE]

Mr. Marley is a graduate of Pennsylvania State University and earned a master's degree in mechanical engineering from Drexel University. Since 1993, he has served as Chairman of the Board of AMP Incorporated (electrical/electronic connection devices), which he joined in 1963 where he served as President and Chief Operating Officer (1990-1992) and President (1986-1990). He also serves on the Boards of Harsco Corporation, The Pinnacle Health System and the Manufacturers' Alliance for Productivity and Innovation.

JERRE L. STEAD

Chairman and Chief Executive Officer
Ingram Micro, Inc.

Member--Board Affairs and Governance Committee and Management Development and Compensation Committee (Chairman)

Director since 1992       Age 55

[PHOTO APPEARS HERE]

Mr. Stead is a graduate of the University of Iowa and was a participant in the Advanced Management Program, Harvard Business School. On September 1, 1996, he became Chairman and Chief Executive Officer of Ingram Micro, Inc. (technology products and services). During 1995, he served as Chairman, President and Chief Executive Officer of Legent Corporation (integrated product and service software solutions) until its sale late in 1995. He was Executive Vice President, American Telephone and Telegraph Company (telecommunications) and Chief Executive Officer of AT&T Global Information Solutions (computers and communicating), formerly NCR Corp. (1993-1994). He was President of AT&T Global Business Communications Systems (communications) (1991-1993). He serves on the Board of Garrett Evangelical Seminary and the University of Iowa Board of Visitors. He is also a Director of TBG Holdings N.V., TJ International, Inc., and American Precision Industries, Inc.

                     ------------------------------------
                     DIRECTORS WHOSE TERMS EXPIRE IN 1999
                     ------------------------------------

H. JESSE ARNELLE
Of Counsel
Womble, Carlyle, Sandridge & Rice

Member--Audit Committee and Finance Committee

Director since 1995       Age 64

[PHOTO APPEARS HERE]

Mr. Arnelle is Of Counsel with the law firm of Womble, Carlyle, Sandridge & Rice since October 1997 and former senior partner and co-founder of Arnelle, Hastie, McGee, Willis & Greene, a San Francisco-based corporate law firm. He is a graduate of Pennsylvania State University and the Dickinson School of Law. Mr. Arnelle served as Vice-Chairman (1993-1995) and Chairman (1996-1997) of the Board of Trustees of the Pennsylvania State University. He serves on the Boards of Wells Fargo & Company and subsidiary Wells Fargo Bank, Waste Management, Inc., FPL Group, Inc., Eastman Chemical Company, Textron Corporation and Union Pacific Resources.

                     ------------------------------------
                     DIRECTORS WHOSE TERMS EXPIRE IN 1999
                     ------------------------------------

DONALD C. CLARK
Former Chairman of the Board
Household International, Inc.

Member--Board Affairs and Governance Committee (Chairman) and Management Development and Compensation Committee

Director since 1996   Age 66

[PHOTO APPEARS HERE]

Mr. Clark is a graduate of Clarkson University and Northwestern University where he earned his MBA degree. He joined Household International, Inc. (consumer financial services), in 1955 and, after holding a number of managerial and executive positions, was elected Chief Executive Officer in 1982 and Chairman of the Board in 1984. In 1994, he relinquished the title of Chief Executive Officer and retired as a Director and Chairman of the Board in May 1996, as a result of reaching Household's mandatory retirement age for employee directors. Mr. Clark is a Director of Ripplewood Holdings L.L.C., a trustee of Northwestern University, and Chairman of the Board of Trustees of Clarkson University. He is also a Director of Warner-Lambert Company, Ameritech Corporation, Scotsman Industries, Inc., and PMI Group, Inc.

GEORGE A. LORCH
Chairman, President and Chief Executive Officer of Armstrong

Director since 1988   Age 56

[PHOTO APPEARS HERE]

Mr. Lorch is a graduate of Virginia Polytechnic Institute. He began his Armstrong association in 1963. He has served as the Company's Chairman of the Board since April 1994. Prior to his election as President and Chief Executive Officer in September 1993, he served as Executive Vice President from 1988. After various assignments in marketing (1963-1983) with Armstrong and an Armstrong subsidiary, he served as Group Vice President for Carpet Operations during the period 1983 to 1988. Mr. Lorch is also a Director of Household International, Inc. R.R. Donnelley & Sons Company and Warner-Lambert Company. He is a member of The Policy Committee of the Business Roundtable and a member of the Conference Board and The Pennsylvania Business Roundtable.

                     ------------------------------------
                     DIRECTORS WHOSE TERMS EXPIRE IN 2000
                     ------------------------------------

VAN C. CAMPBELL
Vice Chairman, Corning Incorporated

Member--Audit Committee and Finance Committee (Chairman)

Director since 1991   Age 59

[PHOTO APPEARS HERE]

Mr. Campbell graduated from Cornell University and holds an MBA degree from Harvard University. He is Vice Chairman of Corning Incorporated (glass and ceramic products) and is a member of its Board of Directors. He also serves on the Boards of Dow Corning Corporation, General Signal Corporation, Covance Inc., and Quest Diagnostics Incorporated. Mr. Campbell is a Trustee of the Corning Foundation, the Rockwell Museum and the Corning Museum of Glass.

                      ------------------------------------
                      DIRECTORS WHOSE TERMS EXPIRE IN 2000
                      ------------------------------------
J. PHILLIP SAMPER
President and Chief Executive Officer
Avistar Systems, L.P.

Member--Board Affairs and Governance Committee and Management Development and Compensation Committee

Director since 1985                Age 63

[PHOTO APPEARS HERE]

Mr. Samper is a graduate of both the University of California at Berkeley and the American Graduate School of International Management. He also earned a master's degree in management from the Massachusetts Institute of Technology. In late 1997, he was named President and Chief Executive Officer, Avistar Systems, L.P. (video conferencing company) and served for most of 1997 as Chairman, President and Chief Executive Officer with Quadlux, Inc. (commercial/residential ovens). During 1995 until its merger with Silicon Graphics, Inc., in February 1996, Mr. Samper served as Chairman and Chief Executive Officer of Cray Research, Inc. (high performance computers and service). Through February 1995, Mr. Samper served as the Chief Executive of Sun Microsystems Computer Corporation (computer workstations), a major unit of Sun Microsystems, Inc. He retired as Vice-Chairman and Executive Officer of Eastman Kodak Company (photographic, chemical and health care products) in 1990 after a career spanning 28 years. As a Hispanic, Mr. Samper has been active in pro-Hispanic efforts nationally. He is also a Director of Interpublic Group of Companies, Inc., Sylvan Learning Systems, Inc., and Ingram Micro, Inc.

     During 1997, the Board of Directors held ten meetings; each director attended at least 75% of the aggregate total meetings of the Board of Directors and meetings (21 in total) of the standing Audit, Board Affairs and Governance, Management Development and Compensation and Finance (formerly Finance and Pension) Committees on which each such director served.


                             DIRECTORS' COMPENSATION

     Directors who are not officers or employees of the Company are compensated at the rate of $20,000 per year and, in addition, $1,000 for each Board and Committee (other than Executive Committee) meeting attended and $1,000 per diem plus reasonable expenses for special assignments in connection with Board activity. An annual fee of $3,000 is paid to each Committee chairman. Effective January 1, 1998, nonemployee members of the Executive Committee are paid an annual fee of $3,000 in lieu of an attendance fee paid per meeting; a total of 12 telephonic meetings are scheduled for 1998. Directors who are officers or employees of the Company are not separately compensated as directors or for attendance at Board or Committee meetings or as Committee chairmen. Directors may elect to defer cash payments to the Armstrong Deferred Compensation Plan. During 1997, six nonemployee directors made such deferrals to the Armstrong Deferred Compensation Plan, and one nonemployee director has an account balance under the Deferred Compensation Plan for Non-Employee Directors (a plan as to which future deferrals were terminated June 25, 1990).

     On December 18, 1995, the Board voted to discontinue the Directors' Retirement Income Plan for directors who join the Board after January 1, 1996. Under the Plan, a director who attains at least six years of Board service is eligible for retirement benefits following termination of Board service. The annual retirement benefit is equal to the Board retainer in effect on the date of termination and is payable for a period equal to the director's length of Board service. Payments cease upon a director's death. Directors who elected to discontinue Plan participation and waive their right to any accrued benefit became eligible to receive awards of phantom shares of Common Stock under the Armstrong Deferred Compensation Plan. Under such an election, a director who had less than 12 years of Board service on January 1, 1996, became eligible to receive an annual award of 200 phantom shares commencing January 1, 1996, and continuing each January 1 up until the time the director attains 12 years of Board service. In addition, all directors who elected to discontinue participation in the Directors' Retirement Income Plan received a phantom share award to replace the value of the accrued benefit the director elected to forfeit. The phantom share award to each director was the greater of 200 shares times the number of full years of Board service as of January 1, 1996, or that number of shares whose fair market value as of January 1, 1996, equated to the present value of benefits accrued under the Directors' Retirement Income Plan. Four of the five current directors who joined the Board prior to January 1, 1996, elected to discontinue their participation in the Directors' Retirement Income Plan and receive the phantom share awards. Any director who joins the Board after January 1, 1996, will be eligible to receive an annual award of 200 phantom shares each January 1 up until the time the director attains 12 years of Board service.

     In addition to the foregoing, all nonemployee directors participate in the Restricted Stock Plan for Non-Employee Directors pursuant to which each nonemployee director will receive an initial award of 200 shares of Common Stock upon becoming a director and will be eligible to receive annual awards of shares of Common Stock on July 1 of each year. Under an award schedule approved by the shareholders, the annual award of 300 restricted shares of Common Stock will increase to 400 shares effective July 1, 1999; and 500 shares effective July 1, 2001. Under the Plan, the shares of Common Stock may not be transferred by the director and are subject to forfeiture under certain conditions. Subject to these forfeiture provisions, each nonemployee director has the right to receive dividends on and has voting power with respect to the shares.

     On February 23, 1998, the Board voted to allow any director to make an annual election to receive, in the form of nonstatutory stock option grants, the value of the next year's: (1) cash payments, (2) phantom share award under the Armstrong Deferred Compensation Plan, and (3) award of Common Stock under the Restricted Stock Plan for Non-Employee Directors. A director may separately elect to receive stock options in lieu of each of these compensation elements. Normally, a director will make such election not later than December 1 in the year preceding the year of the payment or award. For 1998, directors may make elections prior to April 1, 1998, with regard to certain payments and awards for the remainder of the year. The number of stock options will be determined by converting the value of the scheduled payment or award into a stock option grant with an equivalent present value using an option pricing model. All stock option grants will be authorized by the Board under the terms and conditions of the 1993 Long-Term Stock Incentive Plan. Such stock options will be granted at fair market value, have a ten-year option term, be immediately exercisable, and be transferable by the director to an immediate family member or a trust established for such family member.

     The Board of Directors has adopted a minimum stock ownership guideline for nonemployee directors equal to five times the annual Board retainer. Currently, this equates to $100,000 worth of Common Stock. Directors have five years from date of notification to meet this ownership guideline. Shares awarded under the Restricted Stock Plan for Non-Employee Directors and deferred stock units held under the Armstrong Deferred Compensation Plan will be counted for purposes of satisfying the ownership guideline. Six of the nine nonemployee directors as of March 16, 1998, have met the minimum stock ownership guideline.



                          BOARD OF DIRECTORS COMMITTEES

     The Board of Directors has, among others, an Audit Committee, a Management Development and Compensation Committee and a Board Affairs and Governance Committee as described below. The Finance (formerly the Finance and Pension) Committee and the Executive Committee are also standing committees of the Board. The Committees receive their authority and assignments from the Board of Directors and report to the Board.

     Audit Committee--The Committee is composed of James E. Marley (Chairman),
H. Jesse Arnelle, Van C. Campbell and David W. Raisbeck. The Committee held three meetings during 1997. In fulfilling its responsibilities, the Committee's activities included, but were not limited to, recommendation of the employment of the independent auditors; review of the scope and results of the independent auditors' audit activities and the fees proposed and charged therefor; review of nonaudit services of the independent auditors and the fees proposed and charged therefor; review of the scope and results of the internal audit activities; review of officers' travel and entertainment expenses; and review of the financial activities, financial position and related reports of the consolidated Company.

Management Development and Compensation Committee--The Committee is composed of
-------------------------------------------------
Jerre L. Stead (Chairman), Donald C. Clark, J. Phillip Samper, and effective February 23, 1998, John A. Krol and David M. LeVan. James E. Marley was a member of the Committee prior to being appointed Chairman of the Audit Committee in April 1997. The Committee held four meetings during 1997. In fulfilling its responsibilities, the Committee reviews and recommends to the Board of Directors matters involving the annual compensation of all directors who are officers of the Company; reviews the compensation plans for the senior officers of the Company; and periodically reviews the management development plans, the salary and incentive compensation plans and the administration of such plans covering the salaried employees of the Company. Meeting annually, the Committee reviews matters of senior management succession. The Committee also administers the Long-Term Stock Option Plan for Key Employees, the 1993 Long-Term Stock Incentive Plan, the Company's Management Achievement Plan and the Armstrong Deferred Compensation Plan.

Board Affairs and Governance Committee--The Committee is composed of Donald C.
--------------------------------------
Clark (Chairman), J. Phillip Samper, Jerre L. Stead, and effective February 23, 1998, John A. Krol and David M. LeVan. Two meetings were held during 1997. In fulfilling its responsibilities, the Committee reviews and makes recommendations dealing with development, performance and effective functioning of the Board. The Committee reviews and recommends new director candidates for consideration by the Board of Directors and recommends to the Board the director nominees for election at the annual shareholders' meeting. The Committee will consider nominees recommended by shareholders of the Company. Such recommendations should be made in writing, should include a statement of the recommended nominee's qualifications and should be addressed to the Committee at the address of the Company. Actual nominations must be made in accordance with the procedures set forth in the Company's bylaws, a copy of which may be obtained upon written request to the Secretary of the Company. The Committee reviews matters of nonemployee directors' compensation and administers the Restricted Stock Plan for Non-Employee Directors and focuses on the Company's policies on environmental matters, health, safety, EEO and other diversity issues.


              DIRECTORS' AND EXECUTIVE OFFICERS' SECURITY OWNERSHIP

     The following tabulation shows the amount of all Armstrong stock-based holdings beneficially owned directly or indirectly by the Company's directors (and nominees), the named individuals set forth in Table 1 on page 11 and all the directors and executive officers as a group as of December 31, 1997. Except as otherwise noted below, in each instance the nature of beneficial ownership consists of sole voting and investment power.

                                          Common Stock and Stock-Based Holdings

                                               Stock Options         Total Beneficial    Deferred
Name                            Stock/2/ Exercisable Within 60 Days      Ownership     Stock Units/3/
----                            -----    --------------------------      ---------     -----------
H. Jesse Arnelle                   723                  --                  723             709
Van C. Campbell                  1,500                  --                1,500           2,803
Donald C. Clark                    918                  --                  918           1,107
E. Allen Deaver                 41,762              89,770              131,532          11,695
John A. Krol/1/                     --                  --                   --              --
David M. LeVan/1/                   --                  --                   --              --
George A. Lorch                 87,608             157,080              244,688          13,635
James E. Marley                  1,764                  --                1,764           3,049
Marc R. Olivie                   6,395              12,000               18,395           1,089
David W. Raisbeck                  201                  --                  201             256
Frank A. Riddick III            21,372              50,120               71,492             815
J. Phillip Samper                2,791                  --                2,791             508
Robert J. Shannon, Jr.          12,778              22,806               35,584           3,520
Jerre L. Stead                   3,398                  --                3,398           1,045
Directors, nominees and
executive officers as a group  254,870             426,987              681,857          40,930
(21 persons)

/1/ Effective February 23, 1998, John A. Krol and David M. LeVan each received 200 shares under the Company's Restricted Stock Plan for Non-Employee Directors.

/2/ Includes the following shares held by each nonemployee director under the Company's Restricted Stock Plan for Non-Employee Directors as to which each director has voting but not investment power and which shares are subject to forfeiture in certain events: H. Jesse Arnelle--700; Van C. Campbell--1,300; Donald C. Clark--700; James E. Marley--1,400; David W. Raisbeck--200; J. Phillip Samper--1,400; and Jerre L. Stead--1,200.

The amounts also include shares of Common Stock which may be deemed to be beneficially owned through the employee stock ownership accounts of the Company's Retirement Savings and Stock Ownership Plan ("RSSOP") as follows:
George A. Lorch--1,638; E. Allen Deaver--1,776; Frank A. Riddick III--263; Marc
R. Olivie--213; Robert J. Shannon, Jr.--759; and executive officers as a group--8,743. Each of the named individuals and each member of the group has shared voting power and no investment power with respect to the shares of Common Stock which may be deemed to be allocated to them under the RSSOP. The ownership of each such individual and all the current directors and executive officers as a group represents less than 1% of the outstanding shares in the RSSOP stock ownership accounts.

Also included are the indirectly owned shares held in the RSSOP retirement savings accounts of the following individuals: George A. Lorch--730; E. Allen Deaver--604; Robert J. Shannon, Jr.--198; and in the case of Mr. Lorch, the 63 shares owned jointly by Mr. Lorch with his wife, as to which he holds shared voting and investment power; and in the case of Jerre L. Stead, the 100 shares owned jointly by Mr. Stead with his wife, as to which he holds shared voting and investment power.

With respect to executive officers other than the named individuals, the group amount includes the 191 shares held jointly with family members, as to which voting and investment power is shared, and 567 shares owned indirectly through the retirement savings accounts of the RSSOP.

/3/ Includes phantom shares of Company Stock held in the Stock Subaccount under the Armstrong Deferred Compensation Plan. The phantom shares of Company Stock are evidenced by a bookkeeping entry and participants have no voting or investment power.

     The ownership shown under the "Total Beneficial Ownership" column for each director represents less than 1% of the shares of Common Stock outstanding on December 31, 1997. All current directors and executive officers as a group beneficially own 1.7% of the shares of Common Stock outstanding on December 31, 1997.


                MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Management Development and Compensation Committee is responsible for establishing the Company's overall philosophy and policies governing the compensation programs for management personnel. The competitiveness of the Armstrong executive compensation program is assessed by comparing the total value of the program elements (base salary, annual incentive, long-term incentives, employee benefits and perquisites) to that of a selected group of 18 other leading manufacturing companies with comparable sales revenue.

Executive Compensation Principles and Philosophy--The design of the executive
------------------------------------------------
compensation program is based on the principles that (1) the level and mixture of compensation opportunity be sufficient to attract, retain and motivate the caliber of executive talent vital to the Company's continued success, (2) incentive compensation be at risk and conditional on the attainment of performance goals that are directly related to increasing the long-term value of the Company and achieving superior levels of total shareholder return, and (3) individual senior managers be required to own specified amounts of Armstrong Common Stock to ensure an ownership stake and enhance the alignment of their personal interests with shareholder interests.

Annual Compensation--Base salaries are administered on a "pay for performance"
-------------------
philosophy. Each year, the Chairman and Chief Executive Officer (CEO) prepares a salary plan for selected Company officers that, among other things, takes into account their performance and contributions. The proposed salary plan is reviewed by the Committee and, subject to agreed-upon modification, approved for the officers of the Company. The Committee recommends to the Board of Directors for approval the annual base salary compensation of all officers who are directors of the Company.

The Company's primary annual incentive plan is the Management Achievement Plan. A participant can earn cash awards in relation to the attainment of corporate and business unit goals. A specific weighting is assigned to each of these achievement segments where such segments are applicable. Each participant has a targeted annual incentive award which is expressed as a percentage of base salary earnings and varies with the participant's level of responsibility.

Economic Value Added (EVA(R))/1/ serves as the Company's principal financial measure and is the basis for determining awards under the Management Achievement Plan. EVA(R) equals the dollar amount arrived at by taking net operating profit after taxes and subtracting a charge for the use of the capital needed to generate that profit. For the corporate and business unit achievement segments, there are threshold levels of EVA(R) performance below which no incentive awards are paid. For the corporate and major business segments, there are no caps or maximum award limits so there will be incremental awards for higher levels of EVA(R) achievement. For 1997, the incentive awards for the Chairman and CEO, the Executive Vice President, and the Senior Vice President, Finance and Chief Financial Officer were based entirely on corporate EVA(R) achievement. The incentive awards for all other executive officers were based solely on corporate and/or business unit EVA(R) goal achievement.

The Management Achievement Plan has been structured so that the level of cash compensation (base salary plus annual bonus) will exceed the median level of cash compensation for the selected group of companies when high levels of corporate, business unit and individual performance are achieved. Conversely, when the Company and business units fall short of established targets, the level of cash compensation will fall below the median level of cash compensation for the selected group.

Long-Term Incentive Compensation--The Company's 1993 Long-Term Stock Incentive
--------------------------------
Plan provides for the grant of stock options, performance restricted shares, and restricted stock awards. Each year, the Committee reviews and, where appropriate, authorizes long-term incentive grants under the plan. Restricted stock awards are made to key employees for purposes of special recognition and employment retention.

In 1997, stock options were granted at the fair market value of the stock on the date of the grant. The number of stock options granted to the executive officers named in the Summary Compensation Table shown on page 11 was substantially reduced in recognition that each executive received twice the normal grant amount in 1996. In determining the number of stock options granted to management, the Committee took into account: position levels, the targeted amounts of the long-term incentive award for selected participants, and other factors determined to be relevant such as individual performance, employment retention and the number of shares available for issuance under the plan. If the stock price increases significantly, participants stand to realize commensurate rewards and the opportunity to increase their stock ownership positions by exercising their options.

Performance restricted share grants were made to a limited group of selected senior executives. None of the executive officers named in the Summary Compensation Table received performance restricted share grants in 1997 since each received twice the normal grant amount in 1996. The Committee considered position levels, the targeted amounts of the long-term incentive award, individual performance, employment retention and the number of shares available for issuance under the plan in determining the number of performance restricted shares to grant to those receiving grants. Grants made in 1997 are rights to earn shares of Armstrong Common Stock if the Company's total shareholder return performance over the three-year period of 1997 through 1999 meets specific goals established by the Committee. The number of performance restricted shares earned, if any, will be based on Armstrong's relative total shareholder return compared to that of 12 companies in the Peer Group Index selected by the Committee (referenced in footnote 2 on page 14). Shares earned will be subject to a one-year restriction period commencing January 1, 2000.

Stock Ownership Guidelines--Early in 1995, the Company adopted stock ownership
--------------------------
guidelines for the top 70 senior executives. These guidelines establish minimum levels of Armstrong stock ownership (including deferred stock units) that executives are expected to meet within five years of notification, ranging from a value equal to one times base salary for lower level executives to four times base salary for the CEO. These ownership guidelines are intended to ensure that senior executives will have a

-----
/1/ EVA(R) is a registered trademark of Stern Stewart & Co.

significant ownership stake in the Company while providing an added incentive for the executives to focus on long-term shareholder value creation. In the third year of measurement, Messrs. Lorch, Deaver, Riddick and Shannon have satisfied their respective minimum levels of stock ownership. More than half of the other executive officers have also met the minimum ownership guidelines.

Tax Deductibility Under Section 162(m)--The Committee's intention is that all performance-based compensation be deductible for federal income tax purposes. It is the opinion of the Company that annual incentive payments under the Management Achievement Plan and all outstanding stock option grants and grants of performance restricted shares will qualify as performance-based compensation under Internal Revenue Code Section 162(m).

CEO Compensation--Under Mr. Lorch's leadership, the Armstrong organization
----------------
achieved the following during 1997:

 . Posted record earnings per share from continuing businesses (excluding the earnings impact of Dal-Tile special charges). Fourteen business units had record sales and eleven units had record profits.

 . Earned in excess of the Company's cost of capital for the fourth consecutive year.

 . Announced a 10% increase in the annual dividend rate from $1.60 to $1.76 per share.

 . Reached a repurchase level of approximately 3,661,000 shares under the
  5.5 million share repurchase programs.

 . From a business operations perspective:

   --Launched the Corporate Transformation and Shared Services Project which will provide Armstrong and its businesses with significantly improved processes, policies, systems and the right organization structure in order to execute corporate strategies and achieve the four non-negotiable business strategies.

   --Implemented a formalized human resource development planning process to provide a systematic approach for improving the Company's human resource capabilities. These improved capabilities will be achieved through ongoing assessment, learning, development and leadership succession.

   --Established numerous safety records at a variety of locations including an achievement of five million man hours worked without a lost time injury at the Macon, Georgia plant.

   --Expanded international business presence through:

     * Swedish commercial flooring and soft fiber ceiling manufacturing joint ventures;

     * alliance with Serbian manufacturer for supply of residential flooring products for Eastern Europe;

     * acquisition of minority interest in a Polish floor covering distributor; and

     * purchase by WAVE, our ceiling grid system joint venture with Worthington Industries, Inc., of a Spanish manufacturer and the opening of plants in Shanghai, China, and Teesside, England.

 . Received the following recognition:

     --Lowe's President's Award for Supplier of the Year from a field of over 2,000 vendors.

     --Voted Best Overall Manufacturer and recipient of the first annual Floor
       Covering News Award of Excellence.

     --Awards from regulatory bodies to a number of manufacturing locations around the world for environmental excellence.

These business and financial achievements were among the factors that caused the Committee to approve the 1997 compensation as displayed in the Summary Compensation Table on page 11.

The Chairman and CEO's total direct compensation opportunity at target has been established such that less than 30% of the total direct compensation opportunity will be fixed and represented by base salary earnings. The remainder will be performance-based, comprised of an annual cash incentive opportunity under the Management Achievement Plan and a stock-based long-term incentive opportunity under the 1993 Long-Term Stock Incentive Plan.

                              Management Development and Compensation Committee Jerre L. Stead, Chairman
                              Donald C. Clark
                              J. Phillip Samper

                        EXECUTIVE OFFICERS' COMPENSATION

     The following table shows the compensation received by the Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Executives") for services to the Company and its subsidiaries during the last three fiscal years:

                       TABLE 1: SUMMARY COMPENSATION TABLE


------------------------------------------------------------------------------------------------------------------------------------
                                                   ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                                              --------------------------------------------------------------------------
                                                                                           Awards              Payouts
                                                                                 ---------------------------------------
                                                                     Other                       Securities                   All
                                                                     Annual       Restricted     Underlying                  Other
                                                                     Compen-         Stock        Options/        LTIP       Compen-
Name and                                       Salary     Bonus      sation         Award(s)        SARs        Payouts      sation
Principal Position                   Year        ($)       ($)       ($)/2/          ($)/4/          (#)          ($)        ($)/6/
------------------------------------------------------------------------------------------------------------------------------------
G. A. Lorch                          1997      682,500  1,161,956      -                   0       18,000       183,437/5/    66,892
Chairman and                         1996      622,500  1,154,738      -                   0       70,880             0       63,004
Chief Executive Officer              1995      587,500    929,425      -           3,137,500/3/   276,500/3/    772,334       22,807
------------------------------------------------------------------------------------------------------------------------------------
E. A. Deaver                         1997      481,200    710,011      -             406,700            0             0      123,903
Executive Vice President             1996      457,800    788,561      -                   0       40,000             0      113,455
                                     1995      433,350    636,592      -                   0       15,200       772,334       23,921
------------------------------------------------------------------------------------------------------------------------------------
F. A. Riddick III                    1997      330,000    449,460      -                   0        6,000        49,634/5/    14,613
Senior Vice President, Finance       1996      291,000    462,690      -             598,750       68,120             0        6,279
and Chief Financial Officer          1995      208,954/1/ 259,731    88,982          534,750       30,000             0          194
------------------------------------------------------------------------------------------------------------------------------------
M. R. Olivie                         1997      309,000    406,011    70,411                0        6,000             0       17,490
President, Worldwide                 1996       64,231/1/ 200,000    59,316          393,000       50,000             0          587
Building Products Operations
------------------------------------------------------------------------------------------------------------------------------------
R. J. Shannon, Jr.                   1997      312,000    311,758      -                   0       11,000             0       23,491
President, Worldwide                 1996      238,300    271,036      -             369,250       35,500             0       19,716
Floor Products Operations            1995      211,600    158,731      -              91,750            0       384,508        1,685
------------------------------------------------------------------------------------------------------------------------------------


/1/ Mr. Riddick's employment with the Company commenced March 15, 1995. Mr. Olivie's employment commenced October 15, 1996.

/2/ Except for income related to Mr. Riddick and Mr. Olivie, the aggregate value does not exceed the lesser of $50,000 or 10% of shown salary and bonus. Mr. Riddick's relocation income was $88,982 for 1995 and Mr. Olivie's relocation income was $59,131 for 1996 and $62,500 for 1997. In addition, Mr. Olivie received a $400,000 interest-free bridging loan from the Company pursuant to the Company's household relocation policy. The loan was outstanding for a six-month period during 1997 and has been repaid.

/3/ On December 18, 1995, the Board of Directors made a special long-term incentive award to Mr. Lorch consisting of 50,000 shares of restricted stock and 250,000 stock options. These awards were made in recognition of Mr. Lorch's outstanding performance as Chairman and CEO, and to serve to retain his employment with the Company for at least the next five years. The shares of restricted stock vest and become free of restrictions in one-third installments at three, four and five years from the date of the award. The stock options become exercisable in one-third installments at three, four and five years from the date of the grant. The shares of restricted stock vest and the stock options become exercisable upon a change in control of the Company.

/4/ The number and value of all shares of restricted stock held by each of the Named Executives as of December 31, 1997, which includes performance restricted shares earned under the 1993 and 1995 grants and performance restricted shares that can be earned under the 1996 grant, were as follows: George A. Lorch--80,231 ($5,997,267); E. Allen Deaver--25,187 ($1,882,728); Frank A.
Riddick III--23,816 ($1,780,246); Marc R. Olivie--9,182 ($686,355); and Robert
J. Shannon, Jr.--13,486 ($1,008,079). In order to earn the performance restricted shares granted in 1996, the Company's total shareholder return for the three-year period ending in 1998 must meet specific goals established by the Management Development and Compensation Committee. During the performance period, participants are credited with dividend equivalents which are used to grant additional performance restricted shares that are subject to the same performance requirements and the same terms and conditions. Mr. Deaver received a restricted stock award of 5,600 shares of Common Stock in recognition of his contributions to the Company's financial results over the past few years. All restrictions lapse upon a change in control of the Company.

/5/ Performance restricted shares earned pursuant to the 1995 grant which are restricted for three years: George A. Lorch--2,454 shares and Frank A. Riddick III--664 shares.

/6/ The amounts include the above-market interest credited to each named individual's Armstrong Deferred Compensation Plan account: George A. Lorch-- $28,841; E. Allen Deaver--$34,153; Frank A. Riddick III--$1,088; and Robert J. Shannon, Jr.--$2,314. The amounts also include the imputed income for Group Life Insurance in excess of $50,000: Marc R. Olivie--$68. The amounts also include vested amounts in the RSSOP for members' Equity and Match Accounts: George A. Lorch--$2,060; E. Allen Deaver--$5,056; Frank A. Riddick III--$8,281; Marc R. Olivie--$6,781; and Robert J. Shannon, Jr.--$8,451. The amounts also include the present value costs of the Company's portion of 1997 premiums for split-dollar life insurance: George A. Lorch--$35,991; E. Allen Deaver--$84,694; Frank A. Riddick III--$5,244; Marc R. Olivie--$10,641; and Robert J. Shannon, Jr.-- $12,726. As a condition of participation in the split-dollar life insurance program, the Named Executives waived future participation in the Company-paid group term life insurance program.

Change in Control Agreements--The Company has entered into agreements with a
----------------------------
small group of senior officers, including the Named Executives, to provide certain severance benefits in the event the officer is involuntarily terminated or terminates for good reason as defined in the agreement within two years following a change in control of the Company. The purpose of the agreements is to foster the continued employment of key officers by allowing them to focus attention on their assigned responsibilities without distraction in the event of circumstances arising from the possibility of a change in control of the Company. The agreement has an automatic renewal feature such that the terms will continue in effect unless either the Company or the officer elects not to extend the agreement. For purposes of these agreements, change in control has been defined to include: (1) acquisition by a person (excluding certain qualified owners) of beneficial ownership of 20% or more of the Company's Common Stock,
(2) change in the composition of the Board of Directors such that existing Board members and their approved successors do not constitute a majority of the Board,
(3) consummation of a merger or consolidation of the Company unless shareholders of voting securities immediately prior to such merger or consolidation continue to hold 662/3% or more of the voting securities of the resulting entity, and (4) shareholder approval of a liquidation or dissolution of the Company or sale of all or substantially all of the Company's assets.

Circumstances triggering payment of specified benefits include: (1) involuntary termination of employment for reasons other than cause, death or disability or,
(2) voluntary termination by the officer for good reason where there are significant changes in the nature of employment including reduction in compensation, changes in responsibility or relocation of the place of employment. Severance benefits under the agreements include: (1) a lump sum severance payment equal to three times the sum of (a) the officer's annual base salary, and (b) the officer's highest annual bonus earned in the three years prior to termination or prior to change in control, (2) continuation of life, disability, accident and health insurance benefits for three years following termination, (3) payment of remaining premium payments for split-dollar life insurance policies, (4) enhanced retirement benefits payable as a lump sum, (5) full reimbursement for the payment of excise taxes, and (6) payment of legal fees in connection with a good faith dispute involving the agreement.

Severance Pay Plan for Salaried Employees--The Company's Severance Pay Plan for
-----------------------------------------
Salaried Employees, adopted in 1990, is designed to cushion the effects of unemployment for those salaried employees whose employment is terminated on action initiated by the Company under certain conditions. All parent Company salaried employees, including the Named Executives, are eligible for severance pay if they are terminated by the Company and are not otherwise excluded from the receipt of such benefits for reasons set forth in the Plan. No employee is eligible for severance pay where the reason for termination is: (1) voluntary separation, (2) in connection with the sale of a plant, unit, division or subsidiary and the employee accepts employment with the successor organization, or (3) due to a decision by the employee not to accept the offer of a similar position with comparable compensation in the same geographic area made by the Company or the successor organization. The amount of the severance pay that an eligible employee may receive is based on the employee's length of service, reason for termination and cash compensation level in accordance with a schedule ranging from a minimum of two weeks' pay to a present maximum of 78 weeks' pay. Subject to certain limitations, benefits may be paid by salary continuation or lump-sum payments or a combination of periodic and lump-sum payments. The Severance Pay Committee has the right to depart from the severance pay schedule where related factors justify an upward or downward adjustment in the level of benefits. In no event may the severance benefit exceed 104 weeks' pay.

                 TABLE 2: OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding the grant of stock options during 1997 under the Company's 1993 Long-Term Stock Incentive Plan ("the Plan") to each of the Named Executives:

--------------------------------------------------------------------------------------------
                                    Individual Grants
--------------------------------------------------------------------------------------------
                      Securities    Percent Of
                      Underlying  Total Options/
                     Options/SARs  SARs Granted   Exercise Or                  Grant Date
                      Granted/1/   To Employees   Base Price    Expiration  Present Value/2/
   Name                  (#)      In Fiscal Year  ($/share)        Date           ($)
--------------------------------------------------------------------------------------------
G. A. Lorch             18,000         6.3          69.875       02/23/07        235,260
E. A. Deaver              --            --            --           --               --
F. A. Riddick III        6,000         2.1          69.875       02/23/07         78,420
M. R. Olivie             6,000         2.1          69.875       02/23/07         78,420
R. J. Shannon, Jr.      11,000         3.8          69.875       02/23/07        143,770
--------------------------------------------------------------------------------------------

/1/With certain exceptions for death or disability and defined change in control events, most options become exercisable in equal installments at one, two and three years from the date of grant. All stock options become exercisable immediately upon a change in control of the Company.

/2/In accordance with Securities and Exchange Commission rules, the estimated grant date present values were determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the model include: an option term of five years, volatility of 19%, dividend yield of 2.46%, a risk-free interest rate of 6.21%, and a reduction of 16% to reflect the probability that the above stock options will be forfeited prior to the expiration date. The ultimate value of the options will depend on the future market price of the Company's stock which cannot be forecast with reasonable accuracy.

          TABLE 3: AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table sets forth information regarding the exercise of stock options during 1997 and the unexercised options held as of the end of 1997 by each of the Named Executives:

---------------------------------------------------------------------------------------------------------
                                                         Securities
                                    Value          Underlying Unexercised       Value Of Unexercised
                       Shares      Realized             Options/SARs            In-The-Money Options/
                      Acquired  (market price       At Fiscal Year-End         SARs At Fiscal Year-End
                         On    at exercise less             (#)                          ($)
                      Exercise  exercise price)  --------------------------------------------------------
       Name             (#)           ($)        Exercisable   Unexercisable  Exercisable   Unexercisable
---------------------------------------------------------------------------------------------------------
G. A. Lorch            2,500        65,313         115,640        303,440       3,258,008      3,614,920
E. A. Deaver           8,470       266,424          69,770         20,000       1,962,639        297,500
F. A. Riddick III          0             0          39,060         65,060         982,268        907,768
M. R. Olivie               0             0          10,000         46,000          92,500        399,250
R. J. Shannon, Jr.       520        18,200          13,890         41,250         444,901        503,594
---------------------------------------------------------------------------------------------------------

                               PERFORMANCE GRAPH

                Comparison of Five-Year Cumulative Total Return/1/

     Among Armstrong Common Stock, the S&P 500 Index and a Peer Group Index

     The following graph compares the cumulative total return, including reinvestment of dividends, among the Company's Common Stock, a broad equity market index and a peer group index:

                           [LINE GRAPH APPEARS HERE]

Date  Armstrong World Industries, Inc.    Peer Group Index/2/     S&P 500
----  --------------------------------    -------------------     -------
1992               100                            100               100
1993               173                            133               110
1994               128                            115               112
1995               212                            146               153
1996               244                            173               189
1997               269                            208               252


/1/Assumes $100 invested on December 31, 1992, in Company Common Stock or index including reinvestment of dividends. Fiscal year ending December 31.

/2/Is composed of companies which as a group reflects the Company's mix of residential, nonresidential and international end-use markets. The peer group includes American Standard Cos., Inc., Black & Decker Corp., Masco Corp., Newell Co., Owens-Corning Fiberglas Corp., PPG Industries, Inc., Premark International, Inc., Shaw Industries, Inc., Sherwin-Williams Co., Stanley Works, USG Corp. and Whirlpool Corp.

                         RETIREMENT INCOME PLAN BENEFITS

     The following table shows the estimated pension benefits payable to a covered participant at normal retirement age under the Company's Retirement Income Plan, which is a qualified defined benefit pension plan, as well as under the Company's Retirement Benefit Equity Plan, which is a partially funded, nonqualified supplemental pension plan that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits. The amounts shown in Table 4 are based on compensation that is covered under the plans and years of service with the Company and its subsidiaries.

              TABLE 4: ANNUAL RETIREMENT BENEFIT BASED ON SERVICE

Average Final
Compensation  15 Years   20 Years   25 Years   30 Years    35 Years    40 Years
------------  --------   --------   --------   --------    --------    --------
 $  400,000   $ 91,000   $121,000   $151,000   $181,000  $  211,000  $  235,000
    600,000    137,000    183,000    228,000    274,000     319,000     355,000
    800,000    184,000    245,000    306,000    367,000     428,000     476,000
  1,000,000    230,000    307,000    383,000    460,000     536,000     596,000
  1,200,000    277,000    369,000    461,000    553,000     645,000     717,000
  1,400,000    323,000    431,000    538,000    646,000     753,000     837,000
  1,600,000    370,000    493,000    616,000    739,000     862,000     958,000
  1,800,000    416,000    555,000    693,000    832,000     970,000   1,078,000
  2,000,000    463,000    617,000    771,000    925,000   1,079,000   1,199,000
  2,200,000    509,000    679,000    848,000  1,018,000   1,187,000   1,319,000

     A participant's compensation covered by the Company's pension plan is the average of his or her annual compensation (as reported under the columns captioned "Salary" and "Bonus" in the Summary Compensation Table) in the three best-paid years in the 10 years prior to retirement. The 1997 annual covered compensation and estimated years of service under the Plan for each of the Named Executives were as follows: George A. Lorch--$1,837,238 (34.5 years); E. Allen Deaver--$1,269,761 (37.5 years); Frank A. Riddick III--$792,690 (17.8 years);
Marc R. Olivie--$409,000 (21.2 years); and Robert J. Shannon, Jr.--$583,036 (27.5 years). Benefits shown assume retirement in 1997 and are computed as a straight life annuity beginning at age 65 and are not subject to deduction for Social Security or other offsets. Mr. Riddick's and Mr. Olivie's estimated years of service include 15 and 20 years, respectively, of prior service credit awarded under a provision of the Retirement Benefit Equity Plan. The Armstrong retirement benefit will be reduced by the value of any defined benefit pension payable by previous employers for the respective period of the prior service credit.

     If the Retirement Income Plan is terminated within five years following a change in control of the Company, any Plan assets remaining after satisfying Plan liabilities are first to be applied to increase retirement income to employees, including the Named Executives, up to an amount that they would have been eligible to receive under the Plan assuming, on an actuarial basis, they continued employment until retirement. In the event a salaried member is terminated other than for cause or resigns for good reason, in each case as defined in the Plan, within two years following a change in control of the Company, then such members with at least 10 years of service and at least 50 years of age would be eligible for early retirement without certain normal reductions applying and with the addition of certain Social Security replacement benefits; such members with 15 or more years of service also would receive credit under the Plan for an additional five years of service. The Retirement Benefit Equity Plan provides for certain restrictions on amendment or termination of the Plan following a change in control of the Company and provides for payment either by the Company or from an established and funded Retirement Benefit Equity Trust, a nonqualified trust under which assets are held to provide for the payment of benefits under the Retirement Benefit Equity Plan.

                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth each person or entity who may be deemed to have beneficial ownership of more than 5% of the outstanding Common Stock of the Company as of December 31, 1997, based upon information furnished to the
Company:

                                        Amount and Nature of    Percent of Class
Name and Address of Beneficial Owner    Beneficial Ownership      Outstanding/1/
------------------------------------    --------------------      -----------
Mellon Bank Corporation                      4,198,044/2/            10.46%
One Mellon Bank Center
Pittsburgh, PA 15258

Loomis, Sayles & Company, L.P.               2,878,346/3/             7.17%
One Financial Center
Boston, MA 02111

/1/ In accordance with applicable rules of the Securities and Exchange Commission, this percentage is based upon the total 40,119,400 shares of Common Stock that were outstanding on December 31, 1997.

/2/ Mellon Bank, N.A., a subsidiary of Mellon Bank Corporation, is the trustee of the employee stock ownership portion of Armstrong's Retirement Savings and Stock Ownership Plan (the "RSSOP"). In that capacity, Mellon Bank, N.A., may be deemed to be the beneficial owner of, and has shared voting power and sole investment power with respect to 3,219,387 shares of Common Stock, or 8.02% of the Common Stock outstanding. Under the RSSOP, shares of Common Stock are allocated to a participant's account and are voted by Mellon Bank, N.A., in accordance with the participant's direction. Unallocated shares and allocated shares for which the trustee does not receive directions are voted by the trustee in the same proportion as the directed shares are voted. Under the RSSOP, in the event of a tender offer for the stock in the RSSOP, the trustee is required to tender unallocated shares in the same proportion that allocated shares are tendered. Mellon Bank, N.A., disclaims beneficial ownership of all shares of Common Stock that have been allocated to the individual accounts of employee participants in the RSSOP for which directions have been received and followed. Mellon Bank Corporation and its affiliates, Boston Safe Deposit and Trust Company, Mellon Trust of California, Mellon Bank, N.A., Mellon Capital Management Corporation, Mellon Equity Associates, The Dreyfus Corporation, Boston Group Holdings, Inc., The Boston Company, Inc., and MBC Investment Corporation, may be deemed to beneficially own an additional 945,338 shares of Common Stock, or 2.36% of the Common Stock outstanding, in various fiduciary capacities, as to which shares Mellon Bank Corporation and its affiliates exercise sole voting power with respect to 912,448 shares, shared voting power with respect to 32,890 shares, sole investment power with respect to 859,486 shares and shared investment power with respect to 48,622 shares.

/3/ Loomis, Sayles & Company, L.P. ("Loomis, Sayles"), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, may be deemed to beneficially own 2,878,346 shares of Common Stock, or 7.17% of the Common Stock outstanding, as to which shares Loomis, Sayles exercises sole voting power with respect to 1,369,390 shares, shared voting power with respect to 750 shares and shared investment power with respect to 2,878,346 shares. Loomis, Sayles has asserted that none of its clients has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, Common Stock that relates to more than 5% of the Common Stock outstanding.


                           CONFIDENTIAL VOTING POLICY

     In July 1997, the Board adopted a new confidential voting policy. All proxies, ballots and voting tabulations that identify how shareholders voted shall be kept confidential. To implement this policy, the Company shall engage independent vote tabulators and independent judges of election, who are not employees of the Company. This policy shall not apply (i) when disclosure is mandated by law or is necessary in connection with a claim involving the Company, (ii) when disclosure is expressly requested or permitted by a shareholder, or (iii) during the course of a contested proxy solicitation. Shareholders' comments on proxy cards and ballots shall be conveyed to the Company in a manner that protects the confidentiality of the vote.

                              INDEPENDENT AUDITORS

     The Board of Directors, upon the recommendation of the Company's Audit Committee, appointed KPMG Peat Marwick LLP, independent certified public accountants, as auditors of the Company's financial statements for 1997. The Board of Directors at its February 23, 1998, meeting selected KPMG Peat Marwick LLP as auditors for 1998.

     A representative of KPMG Peat Marwick LLP will be present at the 1998 Annual Meeting to respond to appropriate questions and to make a statement if that representative so desires.


              1999 SHAREHOLDER PROPOSALS AND NOMINATING PROCEDURES

     Proposals of shareholders intended for inclusion in the Company's proxy statement relating to the 1999 Annual Meeting must be received at the Company's Principal Executive Offices (please address to the attention of Deborah K. Owen, Secretary) not later than November 16, 1998. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission.

     The bylaws of the Company require that nominations for a director to be elected at the 1999 Annual Meeting, other than those made by the Board, be submitted to the Secretary of the Company not later than January 27, 1999. The bylaws also require that notice of such nominations contain certain information regarding the nominee and certain information regarding the nominating shareholder. Any shareholder may obtain a copy of the applicable bylaw from the Secretary of the Company upon written request.


                                  OTHER MATTERS

     The Board of Directors of the Company is not aware that any matter other than those listed in the notice of meeting is to be presented for action at the meeting. If any of the Board's nominees is unavailable for election as a director or if any other matter should properly come before the meeting, it is intended that votes will be cast pursuant to the proxy in respect thereto in accordance with the best judgment of the person or persons acting as proxies.

     Any shareholder who executes and returns the proxy may revoke the same at any time before it is exercised by filing with the Secretary of the Company written notice of such revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attendance at the meeting will not in and of itself constitute revocation of a proxy. Abstentions and broker nonvotes on any matter submitted to the shareholders for approval have the effect of votes against such matter since, under the Company's bylaws, the affirmative vote of at least a majority of the votes present and entitled to vote at the meeting, in person or by proxy, is necessary for approval of the matter. Broker nonvotes as to any matter are shares held by nominees which are present and voted at the meeting on matters as to which the nominee has discretionary authority but which are not voted on the matter in question because the nominee does not have discretionary voting authority as to such matter.

     The Company will pay the expense in connection with printing, assembling and mailing the notice of meeting, this proxy statement and the accompanying form of proxy. In addition to the use of mails, proxies may be solicited by directors, officers and other employees of the Company, personally or by telephone or telefax. The Company may request persons holding stock in their names or in the names of nominees to send proxy material to and obtain proxies from their principals and will reimburse such persons for their expenses in so doing. The Company has retained the services of Morrow & Co., a professional soliciting organization, to assist in soliciting proxies from brokerage houses, custodians, nominees and other fiduciaries. The fees and expenses of that firm for their services in connection with such solicitation are not expected to exceed $17,000.

     UPON WRITTEN REQUEST BY ANY SHAREHOLDER TO DEBORAH K. OWEN, SENIOR VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL, ARMSTRONG WORLD INDUSTRIES, INC., LIBERTY AND CHARLOTTE STREETS, P. O. BOX 3001, LANCASTER, PENNSYLVANIA 17604, A COPY OF THE COMPANY'S 1997 ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED WITHOUT CHARGE.

March 16, 1998

                       [LOGO OF ARMSTRONG APPEARS HERE]


                                         Printed in the United States of America

            [LOGO OF ARMSTRONG WORLD INDUSTRIES, INC. APPEARS HERE]

ARMSTRONG WORLD INDUSTRIES, INC.                                          PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

George A. Lorch and Frank A. Riddick III and Deborah K. Owen, or any one or more of them, with power of substitution in each, are hereby authorized to represent the undersigned at the Annual Meeting of the Shareholders of Armstrong World Industries, Inc., to be held at the principal office of the Company, Armstrong House North, in Lancaster, Pennsylvania, on Monday, April 27, 1998, at 10:00 a.m. local time, and at any postponement or adjournment thereof, and thereat to vote, as indicated below, the same number of shares as the undersigned would be entitled to vote if then personally present including shares, if any, credited to the undersigned's account under the Company's shareholder dividend reinvestment plan.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER; IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS.

                 THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
             PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

                           - FOLD AND DETACH HERE -

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                    Please mark
                                                                                                                   your votes as [X]
                                                                                                                    indicated in
                                                                                                                    this example


The Board of Directors recommends a vote FOR
ELECTION OF TWO DIRECTORS FOR TERMS TO EXPIRE IN 2000.          NOMINEES: John A. Krol, David W. Raisbeck

FOR all nominees listed                  WITHHOLD AUTHORITY     To withhold authority to vote for any individual nominee,
(except as marked to the                    to vote for         write the nominee's name below.
  contrary to right                         all nominees
         [_]                                     [_]            __________________________________________________________________



ELECTION OF THREE DIRECTORS FOR TERMS TO EXPIRE IN 2001.        NOMINEES: David M. LeVan, James E. Marley, Jerre L. Stead

FOR all nominees listed                  WITHHOLD AUTHORITY     To withhold authority to vote for any individual nominee,
(except as marked to the                    to vote for         write the nominee's name below.
  contrary to right                         all nominees
         [_]                                     [_]            ___________________________________________________________________

                                                                                                                           WILL
                                                                                                                          ATTEND
                                                                               If you plan to attend the Annual Meeting,    [_]
                                                                               please mark the Will  Attend block. An
                                                                               admission ticket will be mailed to you.

                                                                               In their discretion, the Proxies are authorized
                                                                               to vote upon such other business as may
                                                                               properly come before the meeting or any
                                                                               postponement or adjournment thereof. If
                                                                               necessary, cumulative voting rights will be
                                                                               exercised to secure the election of as many as
                                                                               possible of the Board of Directors' nominees.

                                                                               Please mark, sign (exactly as name(s) appears
                                                                               below), date and mail this card promptly in the
                                                                               postage prepaid return envelope provided. Executors,
                                                                               administrators, trustees, attorneys, guardians,
                                                                               etc. should so indicate when signing.


Signature ____________________________________ Signature _______________________________________ Date ______________, 1998
-----------------------------------------------------------------------------------------------------------------------------------
                                                     - FOLD AND DETACH HERE -

[LOGO OF ARMSTRONG APPEARS HERE]

                                                                      March 1998

         PLEASE HELP US "RECYCLE THE READERSHIP" OF THE ANNUAL REPORT


Dear Armstrong Employee Shareholder:

We'd like your help again this year.

By limiting the quantity of annual reports we print, we can hold the line on costs, but we also want to ensure an adequate supply for the thousands of requests we get each year.

If it's your custom to read through Armstrong's annual report, and discard it, you can help us keep our inventory at a safe level by returning it to us in good condition when you're through with it. (In fact, you may be among those employees who receive more than one copy because of unavoidable duplicate mailings by the trustees of our employee shareholder accounts.)

If you're located outside Lancaster, we suggest that you return them to the employee relations personnel mananger for your location for bulk collection. If you're in the Lancaster area, you may send your copies directly in the company mail to:

                              Corporate Relations
                                   Room 103E
                             Armstrong House North
                             Lancaster, PA  17604

Many thanks!

Corporate Relations


         - Please fold and detach card at perforation before mailing -

THIS PARTICIPANT'S DIRECTION WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER; IF NO DIRECTION IS MADE, IF THIS CARD IS NOT SIGNED, OR IF THE CARD IS NOT RECEIVED BY APRIL 21, 1998, THE SHARES OVER WHICH YOU HAVE VOTING CONTROL WILL BE VOTED IN THE SAME PROPORTION AS THOSE SHARES FOR WHICH THE TRUSTEE RECEIVES DIRECTION.

Please vote by filling in the appropriate boxes below.
If you plan to attend the Annual Meeting, please mark the Will Attend block. An
admission ticket will be mailed to you.                          WILL ATTEND [_]

---------------------------------------------------------------------------------------------------------------
ELECTION OF TWO DIRECTORS FOR TERMS TO EXPIRE IN 2000.          FOR all nominees          WITHHOLD
NOMINEES: John A. Krol and David W. Ralabeck                    listed (except as  [_]    AUTHORITY      [_]
To withhold authority to vote for any individual nominee,        marked to the            to vote for all
write the nominee's name below.                                 contrary below)           nominees

______________________________________________________________

ELECTION OF THREE DIRECTORS FOR TERMS TO EXPIRE IN 2001.        FOR all nominees          WITHHOLD
NOMINEES:  David M. LeVan, James E. Marley and Jerre L. Stead   listed (except as  [_]    AUTHORITY      [_]
To withhold authority to vote for any individual nominee,        marked to the            to vote for all
write the nominee's name below.                                 contrary below)           nominees

_____________________________________________________________

-------------------------------------------------------------------------------
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof. If necessary, cumulative voting rights will be exercised to secure the election of as many as possible of the Board of Directors' nominees.
-------------------------------------------------------------------------------
             PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

FIDELITY INSTITUTIONAL RETIREMENT SERVICES CO.                      ------------
P.O. BOX 9107                                                         BULK RATE
HINGHAM, MA 02043-9107                                              U.S. POSTAGE
                                                                        PAID
                                                                        PROXY
                                                                      TABULATOR
                                                                    ------------






         - Please fold and detach card at perforation before mailing -

ARMSTRONG RETIREMENT SAVINGS PLAN                        PARTICIPANT'S DIRECTION

            [LOGO OF ARMSTRONG WORLD INDUSTRIES, INC. APPEARS HERE]

TO: FIDELITY MANAGEMENT TRUST CO., TRUSTEE UNDER THE RETIREMENT SAVINGS PLANS OF ARMSTRONG WORLD INDUSTRIES, INC.

In connection with the proxy materials I received relating to the Annual Meeting of Shareholders of Armstrong World Industries, Inc., to be held on Monday, April 27, 1998, I direct that you execute a proxy in the form solicited by the Board of Directors of Armstrong World Industries, Inc. with respect to all shares of Common Stock as to which I have the right to give voting directions under the Retirement Savings Plan for Hourly-Paid Employees of Armstrong World Industries, Inc. and the Retirement Savings Armstrong Stock Fund of the Retirement Savings and Stock Ownership Plan of Armstrong World Industries, Inc. as follows. I understand you will hold these directions strictly confidential.

                         Date ___________________________, 1998

                         Please mark, sign (exactly as name appears at left), date and mail this card promptly in the postage prepaid return envelope provided.

                         -------------------------------------------------------


                         -------------------------------------------------------
                                               Signature

                         THIS PARTICIPANT'S DIRECTION IS CONTINUED ON THE REVERSE SIDE.

                       [LOGO OF ARMSTRONG APPEARS HERE]

STOCK OWNERSHIP ARMSTRONG STOCK FUND                     PARTICIPANT'S DIRECTION
RETIREMENT SAVINGS AND STOCK OWNERSHIP PLAN

TO: MELLON BANK, N.A., TRUSTEE FOR THE STOCK OWNERSHIP ARMSTRONG STOCK FUND OF
    THE RETIREMENT SAVINGS AND STOCK OWNERSHIP PLAN OF ARMSTRONG WORLD INDUSTRIES, INC.

In connection with the proxy materials I received relating to the Annual Meeting of Shareholders of Armstrong World Industries, Inc. to be held on Monday, April 27, 1998, I direct that you execute a proxy in this form solicited by the Board of Directors of Armstrong World Industries, Inc. with respect to all shares of Common Stock to which I have the right to give voting directions under the Stock Ownership Armstrong Stock Fund of the Retirement Savings and Stock Ownership Plan of Armstrong World Industries, Inc., as follows. I understand you will hold these directions strictly confidential.

THIS PARTICIPANT'S DIRECTION WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER; IF NO DIRECTION IS MADE, THIS PARTICIPANT'S DIRECTION WILL BE VOTED FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS. IF THIS CARD IS NOT RECEIVED BY THE TRUSTEE BY THE CLOSE OF BUSINESS ON APRIL 21, 1998, THE SHARES OVER WHICH YOU HAVE VOTING CONTROL WILL BE VOTED IN THE SAME PROPORTION AS THOSE SHARES FOR WHICH THE TRUSTEE RECEIVES DIRECTION.

        THIS PARTICIPANT'S DIRECTION IS CONTINUED ON THE REVERSE SIDE.
             PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

                           . FOLD AND DETACH HERE .

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                              Please mark
                                                                                                             your votes as [X]
                                                                                                              indicated in
                                                                                                              this example
The Board of Directors recommends a vote FOR
ELECTION OF TWO DIRECTORS FOR TERMS TO EXPIRE IN 2000.    NOMINEES: John A. Krol, David W. Raisbeck

FOR all nominees listed  WITHHOLD AUTHORITY               To withhold authority to vote for any individual nominee, write the
(except as marked to the   to vote for                    nominee's name below.
contrary to right)         all nominees
      [_]                     [_]                         __________________________________________________________________________

ELECTION OF THREE DIRECTORS FOR TERMS TO EXPIRE IN 2001.  NOMINEES: David M. LeVan, James E. Marley, Jerre L. Stead

FOR all nominees listed  WITHHOLD AUTHORITY               To withhold authority to vote for any individual nominee, write the
(except as marked to the   to vote for                    nominee's name below.
contrary to right)         all nominees
      [_]                     [_]                         __________________________________________________________________________

                                                                                                                       WILL
                                                                                                                      ATTEND
                                                                             If you plan to attend the Annual Meeting,  [_]
                                                                             please mark the Will Attend block. An
                                                                             admission ticket will be mailed to you.


                                                                             In their discretion, the Proxies are authorized
                                                                             to vote upon such other business as may
                                                                             properly come before the meeting or any
                                                                             postponement or adjournment thereof. If
                                                                             necessary, cumulative voting rights will be
                                                                             exercised to secure the election of as many as
                                                                             possible of the Board of Director's nominees.

                                                                             Please mark, sign (exactly as name(s) appears
                                                                             below), date and mail this card promptly in the
                                                                             postage prepaid return envelope provided.


Signature __________________________________________________________________ Date _______________________________________, 1998
------------------------------------------------------------------------------------------------------------------------------------
                                                     - FOLD AND DETACH HERE -

[LOGO OF ARMSTRONG WORLD INDUSTRIES, INC. APPEARS HERE]

                                                                      March 1998

                                PLEASE HELP US
                           "RECYCLE THE READERSHIP"
                             OF THE ANNUAL REPORT

Dear Armstrong Employee Shareholder:

We'd like your help again this year.

By limiting the quantity of annual reports we print, we can hold the line on costs, but we also want to ensure an adequate supply for the thousands of requests we get each year.

If it's your custom to read through Armstrong's annual report, then discard it, you can help us keep our inventory at a safe level by returning it to us in good condition when you're through with it. (In fact, you may be among those employees who receive more than one copy because of unavoidable duplicate mailings by the trustees of our employee shareholder accounts.)

If you're located outside Lancaster, we suggest you return them to the employee relations/personnel manager for your location for bulk collection. If you're in the Lancaster area, you may send your copies directly in the company mail to:

                              Corporate Relations
                                   Room 103E
                             Armstrong House North
                              Lancaster, PA 17604

Many thanks!

Corporate Relations